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                                                                Exhibit 4.1


                          SECOND SUPPLEMENTAL INDENTURE


                  This Second Supplemental Indenture (the "Supplemental Indenture") is made and entered into as of the 2lst day of March, 1997 by and among Spanish Broadcasting System, Inc., a Delaware corporation (the "Company"), Spanish Broadcasting System, Inc., a New Jersey corporation, Spanish Broadcasting System of California, Inc., a California corporation, Spanish Broadcasting System of Florida, Inc., a Florida corporation, Spanish Broadcasting System Network, Inc., a New York corporation, SBS Promotions, Inc., a New York corporation, Alarcon Holdings, Inc., a New York corporation, and SBS of Greater New York, Inc., a New York corporation (each individually, a "Guarantor" and collectively, the "Guarantors"), and IBJ Schroder Bank & Trust Company, as trustee (the "Trustee")

                  WHEREAS, on February 21, 1997, Spanish Broadcasting System of New York, Inc. ("SBS of New York"), a Guarantor, merged into Spanish Broadcasting System, Inc., a New Jersey corporation ("SBS-NJ"), with SBS-NJ as the surviving corporation (the "Merger");

                  WHEREAS, the Company, the Guarantors and the Trustee have heretofore executed and delivered an Indenture dated as of June 29, 1994 (as supplemented by the First Supplemental Indenture dated as of March 26, 1996, the "Indenture") providing for the issuance by the Company of $107,059,000 aggregate principal amount of 12 1/2% Senior Notes Due 2002 (the "Notes");

                  WHEREAS, the Company and the Guarantors desire to amend the Indenture as set forth in this Supplemental Indenture for the purpose of changing certain provisions of the Indenture as hereinafter set forth;

                  WHEREAS, all of the conditions set forth in Article 8 of the Indenture with respect to the execution, delivery, and validity of this Supplemental Indenture have been performed and fulfilled and the execution and delivery hereof have been in all respects duly authorized;

                  NOW, THEREFORE, the Company, the Guarantors and the Trustee hereby agree as follows:
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                                    ARTICLE I

                             AMENDMENTS PURSUANT TO
                         SECTION 8.02. OF THE INDENTURE

Section 1.1. Amendments of Section 1.01 of the Indenture.

                  (a) Effective as of the Operative Date (as defined in Section 2.1), Section 1.01 of the Indenture shall be amended by replacing the definition of "Permitted Indebtedness" in Section 1.01 of the Indenture in its entirety with the following:

                  "Permitted Indebtedness" means:

                   (i) Indebtedness of the Company or any Restricted Subsidiary arising under or in connection with the Credit Facility;

                  (ii)     Indebtedness under the Notes and the Guarantees;

                 (iii) Indebtedness not covered by any other clause of this definition which is outstanding on the date of the Indenture;

                  (iv) Indebtedness of the Company to any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary to the Company or another Restricted Subsidiary;

                   (v) Purchase Money Indebtedness and Capitalized Lease Obligations incurred to acquire property in the ordinary course of business which Indebtedness and Capitalized Lease Obligations do not in the aggregate exceed 5% of the Company's consolidated total assets;

                  (vi)     Refinancing Indebtedness;

                 (vii) Indebtedness under the New Notes and the New Notes Guarantees; provided that New Notes and related New Notes Guarantees issued upon exchange of Series A Preferred Stock shall constitute Permitted Indebtedness only to the extent the principal amount thereof does not exceed the

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                           principal amount of Notes redeemed or otherwise
                           retired after the date of original issuance of the New Notes and Series A Preferred Stock;

                (viii) the Series A Preferred Stock and all dividends with respect thereto;

                  (ix) Indebtedness under the New Senior Notes and the New Senior Notes Guarantees; and

                   (x)     Indebtedness under the Infinity Note.

                  (b) Effective as of the Operative Date, Section 1.01 of the Indenture shall be amended by adding the following definitions to Section 1.01 of the Indenture:

                  "Infinity Note" means the $3,000,000 aggregate principal amount of Indebtedness issued by the Company to Infinity Holding Corp. of Orlando in connection with the acquisition of radio station WYSY-FM in Chicago.

                  "New Senior Notes" means securities issued under the Indenture (the "New Senior Notes Indenture") dated as of March 15, 1997 by and among the Company, the Guarantors named therein and IBJ Schroder Bank & Trust Company, as Trustee, not to exceed $75,000,000 aggregate principal amount at any one time outstanding.

                  "New Senior Note Guarantees" means the guarantees of the New Senior Notes issued by Subsidiaries of the Company pursuant to the New Senior Notes Indenture.

                  "Primary Warrants" means the 45,557 warrants to purchase Class A Common Stock of the Company issued pursuant to the Warrant Agreement dated as of March 25, 1996 between the Company and IBJ Schroder Bank & Trust Company, as Warrant Agent.

Section 1.2. Amendment of Section 4.09 of the Indenture.

                  Effective as of the Operative Date, Section 4.09 of the Indenture shall be amended by replacing Section 4.09 in the Indenture in its entirety with the following:

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                  Section 4.09. Limitation on Restricted Payments.

                  The Company will not make, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make, any Restricted Payment, unless:

                  (a) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Restricted Payment;

                  (b) immediately after giving effect to such Restricted Payment, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under Section 4.06: and

                  (i) immediately after giving effect to such Restricted Payment, the aggregate of all Restricted Payments declared or made after the Issue Date does not exceed the sum of (1) 50% of the Company's cumulative Consolidated Net Income (or in the event such Consolidated Net Income shall be a deficit, minus 100% of such deficit) after June 26, 1994, and (2) 100% of the aggregate Net Proceeds and the fair market value of marketable securities or other property received by the Company from the issue or sale, after the Issue Date, of Capital Stock (other than Disqualified Capital Stock, Series A Preferred Stock, Capital Stock of the Company sold to any Subsidiary of the Company and the proceeds from the issuance of capital stock pursuant to the Warrants or Warrants issued in connection with the original issuance of the New Notes and the Series A Preferred Stock) of the Company or any Indebtedness or other securities of the Company convertible into, exercisable or exchangeable for Capital Stock (other than Disqualified Capital Stock) of the Company which has been so converted or exercised or exchanged, as the case may be. For purposes of determining under this clause (c) the amount expended for Restricted Payments, cash distributed shall be valued at the face amount thereof and property other than cash shall be valued at its fair market value.

          The provisions of this Section 4.09 shall not prohibit (1) the payment of any distribution within 60 days after the date of declaration thereof, if at such date of declaration such payment would comply with the provisions of the Indenture, (ii)

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the retirement of any shares of Capital Stock of the Company or subordinated
Indebtedness by conversion into, or by or in exchange for, shares of Capital Stock (other than Disqualified Capital Stock or Series A Preferred Stock), or out of, the Net Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of other shares of Capital Stock of the Company (other than Disqualified Capital Stock or Series A Preferred Stock), (iii) the redemption or retirement of Indebtedness of the Company subordinated to the Notes in exchange for, by conversion into, or out of the Net Proceeds of, a substantially concurrent sale or incurrence of Indebtedness which qualifies as Refinancing Indebtedness (other than any Indebtedness owed to a Subsidiary),
(iv) the retirement of any shares of Disqualified Capital Stock or Series A Preferred Stock by conversion into, or by exchange for, shares of Disqualified Capital Stock, or out of the Net Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of other shares of Disqualified Capital Stock; provided that (a) such Disqualified Capital Stock is not subject to mandatory redemption earlier than either the maturity of the Notes, the Disqualified Capital Stock or the Series A Preferred Stock being so refunded or refinanced, (b) the portion, if any, of the Disqualified Capital Stock that is subject to mandatory redemption on or prior to the maturity date of the Notes has a weighted average life to mandatory redemption at the time such Disqualified Capital Stock is incurred that is equal to or greater than the weighted average life to mandatory redemption of the portion of the Disqualified Capital Stock or the Series A Preferred Stock being refunded or refinanced that is subject to mandatory redemption on or prior to the maturity date of the Notes, (c) such Disqualified Capital Stock is in an aggregate liquidation preference that is equal to or less than the sum of (x) the aggregate liquidation preference of Disqualified Capital Stock or Series A Preferred Stock being refunded, refinanced or extended, (y) the amount of accrued and unpaid dividends, if any, and premiums owed, if any, on the Disqualified Capital Stock or Series A Preferred Stock being refunded or refinanced and (z) the amount of customary fees, expenses and costs related to the incurrence of such Disqualified Capital Stock or Series A Preferred Stock and (d) such Disqualified Capital Stock is incurred by the same Person that initially incurred the Disqualified Capital Stock or Series A Preferred Stock being refunded, refinanced or extended, except that the Company may incur Disqualified Capital Stock to refund or refinance

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Disqualified Capital Stock of any Wholly-Owned Restricted Subsidiary of the
Company, (v) the payment of dividends (whether in cash or in shares of Series A Preferred Stock) on shares of Series A Preferred Stock in accordance with the terms of the Certificate of Designation, the mandatory or optional redemption of shares of Series A Preferred Stock in accordance with the terms of the Certificate of Designation, the mandatory or optional redemption of shares of Series A Preferred Stock in accordance with the terms of the Certificate of Designation or the exchange of Series A Preferred Stock for New Notes in accordance with the terms of the Certificate of Designation, provided that, for purposes of calculating the amount of Restricted Payments previously made for purposes of clause (c) of the preceding paragraph, (a) the amount of cash dividends and the liquidation preference of Series A Preferred Stock dividends paid on shares of Series A Preferred Stock, (b) the redemption price paid for any redemption of Series A Preferred Stock and (c) the principal amount of any New Notes issued in exchange for Series A Preferred Stock shall be included as Restricted Payments in such calculation (x) for as long as any Series A Preferred Stock remains outstanding, to the extent of such amounts, and (b) if no Series A Preferred Stock shall remain outstanding, to the extent that such amounts, in the aggregate, exceed $37,500,000, (vi) the repurchase by the Company of the Primary Warrants in accordance with the terms thereof or (vii) so long as no Default or Event of Default shall have occurred and be continuing, the payment of dividends and distributions to the stockholders and warrantholders of the Company in an amount not to exceed $4,000,000 in the aggregate.

          Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 4.09 were computed, which calculations may be based upon the Company's latest available financial statements, and that no Default or Event of Default exists and is continuing and no Default or Event of Default will result from making the Restricted Payment.

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Section 1.3. Amendments to Section 4.10 of the Indenture.

          Effective as of the Operative Date, Section 4.10 of the Indenture shall be amended by replacing Section 4.10 in the Indenture in its entirety with the following:

                  Section 4.10. Limitations on Certain Asset Sales.

                  (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company or its Restricted Subsidiaries, as the case may be, receive consideration at the time of such sale or other disposition at least equal to the fair market value thereof (as determined in good faith by the Company's Board of Directors, and evidenced by a Board Resolution); (ii) not less than 85% of the consideration received by the Company or its Subsidiaries, as the case may be, is in the form of cash or instruments included in the definition of Temporary Cash Investments; and (iii) the Asset Sale Proceeds received by the Company or such Restricted Subsidiary are applied (A) first, (1) to repay Indebtedness incurred in compliance with this Indenture secured by Permitted Liens on assets or property acquired after June 29, 1994 which are subject to such Asset Sale, to the extent such payment is required by the terms of the agreements governing such Indebtedness, or (2) to the extent the Company elects, to an investment in assets (including Capital Stock or other securities purchased in connection with the acquisition of Capital Stock or property of another person) used or useful in the radio, television, publishing, programming or business related thereto, provided that such investment occurs or the Company or a Restricted Subsidiary enters into contractual commitments to make such investment, subject only to customary conditions (other than the obtaining of financing), on or prior to the 181st day following receipt of such Asset Sale Proceeds (the "Reinvestment Date") and Asset Sale Proceeds contractually committed are so applied within 360 days following the receipt of such Asset Sale Proceeds; and (B) second, if on the Reinvestment Date with respect to any Asset Sale, the Available Asset Sale Proceeds exceed $5 million, the Company shall apply an amount equal to the Available Asset Sale Proceeds to an offer to repurchase the Notes, at a purchase price in cash equal to 100% of the Accreted Value of the Notes, if the date of purchase is prior to June 15, 1997, and 100% of the principal amount thereof, if the date of purchase is on or after June 15, 1997, in each case plus accrued

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and unpaid interest, if any, to the date of repurchase (an "Excess Proceeds
Offer"). Notwithstanding the foregoing, (x) Asset Sale Proceeds received from an Asset Sale including the radio broadcast licenses for the station operated as WSKQ-FM, New York, or KLAX-FM, Los Angeles, on the Issue Date may not be applied pursuant to clause (iii)(A) of the preceding sentence and the Reinvestment Date with respect to such Asset Sale Proceeds shall be the date of receipt thereof and (y) the greater of $25.0 million, the aggregate, of, or 50% of, the Asset Sale Proceeds received from Asset Sales including the radio broadcast licenses for the stations operated as WXLX-AM, New York, KXMG-AM, Los Angeles, and WCMQ-AM, Miami, may not be applied pursuant to clause (iii)(A) of the preceding sentence, the Reinvestment Date with respect to such Asset Sale Proceeds shall be the date of receipt thereof and the purchase price with respect to the applicable Excess Proceeds Offer with such Asset Sale Proceeds shall be 110% of the Accreted Value of the Notes, if the date of purchase is prior to June 15, 1997, and 110% of the principal amount of the Notes, if the date of purchase is on or after June 15, 1997, in each case plus accrued and unpaid interest, if any, to the date of purchase. If an Excess Proceeds Offer is not fully subscribed, the Company may retain the portion of the Available Asset Sale proceeds not required to repurchase Notes.

Section 1.4. Merger.

          Pursuant to the Merger, SBS-NJ hereby assumes all of the obligations of SBS of New York under the Note and the In denture. The obligations under the Indenture shall remain in full force and effect. The provisions of this Section
1.4 shall be effective as of the date hereof.


                                   ARTICLE II

                                 OPERATIVE DATE


Section 2.1. Operative Date.

                  (a) Other than in connection with Section 1.4 hereof, as used in this Supplemental Indenture, the term "Operative Date" means the date on which the Company delivers to the Trustee an Officers' Certificate (as defined in the Indenture) certifying

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that the acquisitions of radio stations WYSY-FM in Chicago, Illinois and WRMA-FM and WXDJ-FM in Miami, Florida have been consummated by the Company.


                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES


Section 3.1. Representations of the Company and the Guarantors.

          The Company and the Guarantors jointly and severally, represent and warrant that:

                  (a) This Supplemental Indenture has been duly authorized by each of the Company and the Guarantors, and, assuming due authorization, execution and delivery by the Trustee, will be a legal, valid and binding agreement of each of the Company and the Guarantors enforceable against each of the Company and the Guarantors in accordance with its terms, except as (1) the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting creditors' rights generally, (ii) the availability of equitable remedies may be limited by equitable principles of general applicability (regardless of whether in a proceeding in equity or at law) and as may be limited by the discretion of the court before which any proceeding therefor may be brought and (iii) rights to indemnity and contribution may be limited by state or Federal laws relating to securities or by policies underlying such laws;

                  (b) The execution, delivery and performance by the Company and the Guarantors of this Supplemental Indenture, and the consummation of the transactions contemplated hereby, will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any Indenture, mortgage, deed of trust, bank loan or credit agreement, lease or other agreement or instrument to which the Company or any Guarantor is a party or by which the Company or any of the Guarantors is bound or to which any of the property or assets of the Company or any of the Guarantors is subject, (ii) result in any violation of the provisions of the Certificate

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of Incorporation or the By-laws, in each case as amended, of the Company or any of the Guarantors or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of the Guarantors or any of their properties, (iii) result in or require the creation or imposition of any Lien (as defined in the Indenture) upon or with respect to any of the properties of the Company or any of the Guarantors, or
(iv) constitute a default under any ordinance, license or permit, except, in the case of the events specified clauses (i), (iii) and (iv) above, for such conflicts, violations or defaults which would not have a material adverse effect upon the business, assets, condition (financial or otherwise), results of operations or prospects of the Company and the Guarantors, taken as a whole, or on the ability of each of the Company and the Guarantors to perform its respective obligations under the Indenture; and

                  (c) No consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body is required for the consummation of the transactions contemplated by this Supplemental Indenture; and each of the Company and the Guarantors has full power and authority to enter into and perform its respective obligations under this Supplemental Indenture.

Section 3.2. Representations of the Trustee.

          The Trustee represents that it is duly authorized to execute and deliver this Supplemental Indenture and perform its obligations hereunder and that the statements made by it in a Statement of Eligibility on Form T-l, if any, supplied to the Company are true and accurate subject to the qualifications set forth therein.


                                   ARTICLE IV

                                  MISCELLANEOUS

Section 4.1. As amended by this Supplemental Indenture, the Indenture is in all respects ratified and confirmed, and all the terms, conditions and provisions thereof shall remain in full force and effect.

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Section 4.2. This Supplemental Indenture and the rights and obligations hereunder shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

Section 4.3. This Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of this 21st day of March, 1997.

                                       SPANISH BROADCASTING SYSTEM, INC.,
                                         for itself and as successor by merger
                                         to Spanish Broadcasting System of New
                                         York, Inc.


                                       By:      /s/ Raul Alarcon, Jr.
                                                -------------------------
                                                Name: Raul Alarcon, Jr.
                                                Time: President


                                       By:      /s/ Joseph Garcia
                                                -------------------------
                                                Name: Joseph Garcia
                                                Time: Executive V.P. and
                                                      Chief Financial Officer

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                                       Guarantors:

                                       SPANISH BROADCASTING SYSTEM
                                         OF FLORIDA, INC.

                                       SPANISH BROADCASTING SYSTEM
                                         NETWORK, INC.

                                       SPANISH BROADCASTING SYSTEM,
                                         INC. (a New Jersey
                                         corporation)

                                       SBS PROMOTIONS, INC.

                                       ALARCON HOLDINGS, INC.

                                       SBS OF GREATER NEW YORK, INC.


                                       By:      /s/ Raul Alarcon, Jr.
                                                -----------------------
                                                Name: Raul Alarcon, Jr.
                                                Title: President


                                       By:      /s/ Joseph Garcia
                                                -----------------------
                                                Name: Joseph Garcia
                                                Title: Executive V.P. and
                                                       Chief Financial Officer

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                                       Guarantor:

                                       SPANISH BROADCASTING
                                         SYSTEM OF CALIFORNIA, INC.


                                       By:      /s/ Raul Alarcon, Jr.
                                                ------------------------
                                                Name: Raul Alarcon, Jr.
                                                Title: President


                                       By:      /s/ Joseph Garcia
                                                ------------------------
                                                Name: Joseph Garcia
                                                Title: Executive V.P. and
                                                       Chief Financial Officer

                                       IBJ SCHRODER BANK & TRUST
                                         COMPANY, as Trustee


                                       By:      /s/ James Freeman
                                                ------------------------
                                                Name: James Freeman
                                                Title: Assistant Vice President



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